Exhibit 35.5

Corporate Trust Services 9062 Old Annapolis Road Columbia, Maryland 21045

Citibank N.A.

17g-5 Information Provider

ratingagencynotice@citi.com

RE: Annual Statement as to Compliance

The undersigned, a duly authorized officer of Wells Fargo Bank, N.A. (“Wells Fargo”), as Securities Administrator and Paying Agent1, hereby certifies as follows as of and for the year ending December 31, 2013 (the “Reporting Period”):

(a) a review of Wells Fargo’s activities during the Reporting Period and of its performance under the applicable servicing agreement listed on Schedule A hereto (the “Servicing Agreement”) has been made under my supervision; and

(b) to the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Reporting Period, except as described on Schedule B hereto.

February 26, 2014

/s/ Kristen Ann Cronin Kristen Ann Cronin
Vice President
Wells Fargo Bank, N.A.

[1]	Effective January 1, 2014, Wells Fargo resigned as Securities Administrator and Paying Agent, and Citibank N.A. was appointed as successor Securities Administrator and successor Paying Agent. See the Form 8-K filed on January 6, 2014 for additional information.

Wells Fargo Bank, N.A.

Schedule A

Pooling and Servicing Agreement dated as of November 1, 2012 for Sequoia Mortgage Trust 2012-6, by and among Sequoia Residential Funding, Inc., as Depositor, Wells Fargo Bank, N.A. as Master Servicer and Securities Administrator, and Christiana Trust, a Division of Wilmington Savings Fund Society, FSB, as Trustee.2

[2]	The Pooling and Servicing Agreement was amended and restated effective January 1, 2014 to reflect the resignation of Wells Fargo as the Securities Administrator and Paying Agent (among other roles). See the Form 8-K filed on January 6, 2014 for additional information.

Schedule B

On October 25, 2013, Wells Fargo made a distribution (the “October Distribution”) to holders of the certificates of the Sequoia Mortgage Trust 2012-6. The October Distribution contained a payment error that resulted in an underpayment to certain classes of certificates totaling approximately $1,684,000. The payment error resulted from the inadvertent failure of Wells Fargo to process a mid-month servicing file containing additional principal prepayment information. The impact of this payment error was limited to the October Distribution.

On November 20, 2013, the October Distribution was revised to correct the payment error. A Form 10-D/A, Amendment No. 1, was filed on November 27, 2013 attaching the revised Distribution Date Statement as Exhibit 99.1 to the Form 10-D/A. To prevent further similar payment errors, Wells Fargo revised its process for the Sequoia Mortgage Trust 2012-6 to flag the mid-month report.

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